Exhibit 99.1

Contact: Whirlpool Corporation

Media: Christopher Wyse, 269/923-3417

Christopher.Wyse@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD 2006 THIRD
QUARTER REVENUE

Significant Maytag Integration Progress

Strong International Earnings Growth

Benton Harbor, Mich., October 24, 2006---Whirlpool Corporation (NYSE: WHR) today announced record 2006 third quarter net sales of $4.8 billion. Sales increased 35 percent from the previous year, reflecting both the acquisition of Maytag Corporation and continued strong demand for the company’s innovative products. Excluding the Maytag acquisition, net sales increased approximately 8 percent.

Third quarter 2006 net earnings from continuing operations, which include the operating results, integration costs and purchase accounting impact from the acquisition of Maytag, were $134 million, or $1.68 per diluted share, compared to $114 million, or $1.66 per diluted share reported during the previous year.

The company completed the sale of the Amana commercial microwave business during the third quarter and finalized the sale of Dixie Narco vending systems subsequent to quarter end. Combined proceeds were approximately $100 million. There is no gain or loss associated with either of these transactions.

As previously communicated, the company also intends to sell the Hoover floor-care division and its Jade commercial products appliance business. The third quarter financial results for Hoover, Dixie Narco and Jade are included in discontinued operations. Total net earnings for the third quarter, including discontinued operations, were $117 million, or $1.47 per diluted share.

Third quarter results, which included asset gains of approximately $40 million and a warranty settlement benefit of $15 million, were partially offset by non-income based tax settlements of $22 million and a pension curtailment charge related to a benefit change of $15 million.

Operating profit, which reflected strong international performance, was negatively impacted by higher material prices, acquisition integration related costs and purchase accounting expense in the company’s North American business.

“Customer response to our new product innovation remains strong as we continue the largest new product launch in our company’s history,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “Global industry demand was in-line with our expectations and is evolving as previously anticipated. Given recent trends, we continue to expect moderate global industry unit shipment growth during the second half of the year and anticipate global industry growth of 1-to-2 percent in 2007. We remain on track to deliver our previous earnings and cash flow guidance.”

Fettig added: “The integration of Maytag continues to progress well at an accelerated pace and is proceeding as expected. To date, we have announced all phases of business integration necessary to realize our previously communicated efficiencies.”

Year-to-date, cash provided by continuing operations of $296 million increased from last year’s level and includes the Maytag brand operations and $64 million of net cash outflow related to the combination of acquisition efficiencies and integration costs.

NEW INNOVATION

•                     The Maytag brand launched the new Epic front load washer and dryer, reinforcing the heritage of quality, durability, dependability and performance for which the Maytag brand is known.

•                     The Whirlpool brand fully launched:

•                    The revolutionary new Cabrio washer and dryer that offers a 4.5 cubic foot capacity in a top-load design, handles the equivalent of three laundry baskets in a single load and significantly reduces dry time through a combination of the washer’s ultra-fast spin speed and the dryer’s AccelerCare system.  The Cabrio washer saves more than half the energy and water used by conventional top-load washers.

•                    The Whirlpool brand Duet Sport HT model, which is a smaller version of the popular Duet front-load laundry pair, with a six-point suspension to reduce vibration and noise.  Like the Duet pair, Duet Sport  HT saves more than half the energy and water used by conventional top-load washers.

•                     The KitchenAid brand launched Architect Series II – a new generation suite of its premium, flagship appliance line with features inspired by cooks, culinary professionals and design experts.

•                     The Bauknecht brand introduced two new built-in appliance lines, Pure Line and Design Line, which integrate several different global design trends.  The lines also offer features like scratch-resistant surfaces that make cleaning even easier and “Smart Cook,” an intelligent system control with text display that offers perfect cooking results.

•                     Whirlpool Latin America launched:

•              The Brastemp brand 6th Sense microwave in Brazil that automatically delivers the perfect heating time for different types of food.

•              A new line of 6th Sense side-by-side refrigerators in Argentina, ranging from 540 to 707 liters, which includes the exclusive MICROBAN® antimicrobial product protection technology* that helps eliminate bacteria that would normally exist in a refrigerator’s interior. (*MICROBAN is a registered trademark of Microban Products Company.)

•                     Whirlpool Asia launched:

•              The Whirlpool Sensation front-loading washing machine in India that offers the best wash performance with 20% lower water consumption.

•              The Whirlpool Sparkle fully loaded semi-automatic washing machine in India with superior aesthetic and unique features like Aqua shower. The Aqua Shower feature enables water and detergent to be poured into the center of the wash load, increasing the concentration and resulting in better washing capability.

•              Whirlpool Genius XL direct cool refrigerator models in India, which provide superior cooling and unique features like the 6th Sense Door-Open alarm, Utility Drawer and Lemon-N-Onion holder.

AWARDS

•                     Whirlpool Corporation was named to the 2006/2007 Dow Jones Sustainability World Index, an international stock portfolio that evaluates corporate performance using economic, environmental and social criteria.

•                     Whirlpool Mexico received the “National Award for Ethics & Values” from the Confederación de Cámaras Industriales de los Estados Unidos Mexicanos.  The award was presented to the company by President Vincente Fox.

•                     Whirlpool was elected one of the 150 “Best Companies to Work For” in Brazil for the tenth straight year by Exame/Voce S.A. Guidebook.  Whirlpool is one of only four companies included in the list since 1997.

•                     Whirlpool was recognized as the “Best and Biggest” Household Appliances Company in Brazil by Exame magazine.

•                     Whirlpool Corporation’s Brazilian Embraco subsidiary was named one of the “100 Top Companies from Rapidly Developing Economies” by Boston Consulting Group.

•                     Whirlpool was selected as one of the top 500 brands in the UK by the “Superbrands” Council.

•                     Whirlpool Poland received the prestigious “2005 Benefactor of the Year” award for its support of Habitat for Humanity International.  Whirlpool employees have been active in builds in the cities of Gliwice, Poznan and Gdansk.  The company also donated appliances for each new home built.

•                     Whirlpool India received the “HR Excellence Award” at the Global Human Resource Summit organized by Amity International Business School.

THIRD QUARTER REGION REVIEW

Whirlpool North America operations delivered record third quarter revenue. Sales increased 45 percent versus the year-ago period to $3.3 billion, reflecting the revenue contribution from the acquisition of Maytag, new product introductions and consumer demand for the company’s innovative product offering. Excluding the acquisition impact, sales increased approximately 4 percent.  Industry unit shipments of major appliances (T7)* declined approximately 1 percent during the quarter.

Third quarter operating profit of $195 million included higher material prices, acquisition integration and purchase accounting costs, increased freight expense, new product launch costs, as well as a curtailment charge associated with a change in benefit plans. Acquisition efficiencies and the initial benefit from cost-based price adjustments implemented mid-quarter helped mitigate these higher costs.

Based on current economic conditions, the company expects full-year industry unit shipments in 2006 to increase approximately 1 percent.

Whirlpool Europe reported record third quarter unit shipments, revenue and operating profit. Revenue of $887 million increased 9 percent from the prior year period driven by strong Whirlpool brand performance and continued strong demand for the company’s new product offering. Excluding currency translations, sales increased approximately 4 percent. Year-over-year company unit shipment growth continued to exceed industry demand, which is estimated to have increased 2-to-3 percent during the quarter.

Operating profit of $60 million was a third quarter record improving by 26 percent over last year’s reported results, led by strong productivity, cost controls and an asset sale gain.  Regional operating profit margin of 6.8 percent expanded from the 5.9 percent reported in the previous year.

Based on current economic conditions, the company expects full-year industry unit shipments in 2006 to increase approximately 2 percent.

Whirlpool Latin America sales of $590 million improved 32 percent from the previous year and represented a third quarter record led by continued strong demand for appliances in Brazil. Excluding currency translations, sales increased approximately 29 percent. During the quarter, company appliance unit shipment growth exceeded industry demand, which is estimated to have increased 34 percent.

Record operating profit of $51 million, which included the impact of currency, increased significantly over the $15 million reported last year. Operating profit margins increased to 8.6 percent compared to previous year results of 3.3 percent. Strong underlying demand for the company’s market leading brands, continued improvements in productivity and regional incentives more than offset settlement expense for non-income based taxes and higher brand investment during the quarter.

Based on the current economic environment in Brazil, the company now expects full year industry shipments in 2006 to increase 10-to-15 percent.

Whirlpool Asia sales of $104 million were up 10 percent from last year. Year-over-year operating income improved $4 million, reflecting the combination of strong performance in India, successful new product launches, productivity improvements and a favorable product mix.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 5-to-7 percent.

Outlook

“Overall, the factors which impact industry demand remain consistent with our previous guidance and we continue to address the heightened material cost environment by introducing new innovative products, driving productivity throughout our global operations, controlling spending by reducing overhead and infrastructure, managing our overall mix of business and implementing cost based price adjustments.

“Our company is well positioned to achieve the acquisition efficiencies heading into 2007, with the continued execution of our Maytag integration plans. We begin ramping down Maytag laundry production at two acquired facilities during the fourth quarter and simultaneously begin transferring production to our Clyde, and Marion, Ohio locations. Our integration plans remain on track and we fully expect to deliver efficiencies in line with our previous guidance of greater than $400 million in 2008,” said Fettig.

“Based on our current assessment, we continue to expect full-year 2006 earnings per diluted share from continuing operations of $6.00 to $6.25 and free cash flow to be in the $200-to-$300 million range. The company also continues to expect 2007 full-year earnings per diluted share to be approximately $9.00,” added Fettig.

Cash Flow Reconciliation

The table below reconciles projected 2006 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure.  Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.  There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company's calculations.  As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.  Free cash flow does not include potential proceeds from the sale of Maytag businesses.  The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)

Cash provided by continuing operations	$725-$825
Capital expenditures	($600)
Proceeds from sale of assets/non Maytag businesses	$75
Free Cash Flow	$200-$300

About Whirlpool Corporation

Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) The company’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of the company’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) The company’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for the company’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through the company’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) the company’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in the company’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S.  Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIODS ENDED SEPTEMBER 30

(millions of dollars except per share data)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Net sales	$4,843	$3,599	$13,126	$10,363

EXPENSES:
Cost of products sold	4,139	3,046	11,161	8,806
Selling, general and administrative	462	339	1,272	956
Intangible amortization	10	—	20	1
Restructuring costs	7	12	40	26
	4,618	3,397	12,493	9,789
OPERATING PROFIT	225	202	633	574

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	24	1	5	(29)
Interest expense	(67)	(32)	(152)	(101)

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND OTHER ITEMS	182	171	486	444
Income taxes	46	56	128	142

EARNINGS FROM CONTINUING OPERATIONS
BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	136	115	358	302

Equity in earnings (loss) of affiliated companies	—	—	1	1
Minority interests	(2)	(1)	(6)	(7)

EARNINGS FROM CONTINUING OPERATIONS	134	114	353	296

Loss from discontinued operations, net of tax	(17)	—	(29)	—

NET EARNINGS	$117	$114	$324	$296

Per share of common stock:
Basic earnings from continuing operations	$1.71	$1.70	$4.76	$4.42
Discontinued operations, net of tax	(0.22)	—	(0.39)	—

Basic net earnings	$1.49	$1.70	$4.37	$4.42

Diluted earnings from continuing operations	$1.68	$1.66	$4.68	$4.35
Discontinued operations, net of tax	(0.21)	—	(0.38)	—

Diluted net earnings	$1.47	$1.66	$4.30	$4.35

Dividends declared	$.43	$.43	$1.29	$1.29

Weighted-average shares outstanding (millions):
Basic	78.3	67.0	74.1	66.9
Diluted	79.6	68.3	75.5	68.1

Freight and warehousing costs of $215 million and $631 million for the three and nine months ended September 30, 2005, respectively, have been reclassed from selling, general and administrative expense to cost of products sold to be consistent with the current year presentation.  This reclassification had no effect on net income reported for any period.

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	September 30	December 31
	2006	2005
ASSETS

CURRENT ASSETS
Cash and equivalents	$109	$524
Trade receivables, less allowances (2006: $124; 2005: $76)	2,669	2,081
Inventories	2,585	1,591
Prepaid expenses	178	148
Deferred income taxes	270	134
Other current assets	335	285
Assets of discontinued operations	665	-
Total Current Assets	6,811	4,763

OTHER ASSETS
Investment in affiliated companies	26	28
Goodwill, net	1,678	169
Other intangibles, net	1,601	115
Deferred income taxes	480	472
Other assets	222	243
	4,007	1,027

PROPERTY, PLANT AND EQUIPMENT
Land	89	80
Buildings	1,181	1,033
Machinery and equipment	6,919	6,108
Accumulated depreciation	(5,061)	(4,710)
	3,128	2,511
Total Assets	$13,946	$8,301

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable	$628	$131
Accounts payable	2,913	2,330
Employee compensation	405	352
Deferred income taxes	47	61
Accrued expenses	1,110	933
Restructuring costs	233	19
Income taxes	88	18
Other current liabilities	186	145
Current maturities of long-term debt	210	365
Liabilities of discontinued operations	498	-
Total Current Liabilities	6,318	4,354

OTHER LIABILITIES
Deferred income taxes	426	167
Pension benefits	880	467
Postemployment benefits	954	511
Other liabilities	408	220
Long-term debt	1,799	745
	4,467	2,110

MINORITY INTERESTS	53	92

STOCKHOLDERS' EQUITY
Common stock, $1 par value:	102	92
Shares authorized - 250 million
Shares issued - 102 million (2006); 92 million (2005)
Shares outstanding - 78 million (2006); 68 million (2005)
Paid-in capital	1,839	863
Retained earnings	3,130	2,902
Accumulated other comprehensive income (loss)	(713)	(862)
Treasury stock - 24 million (2006); 24 million (2005)	(1,250)	(1,250)
Total Stockholders' Equity	3,108	1,745

Total Liabilities and Stockholders' Equity	$13,946	$8,301

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(millions of dollars)

	2006	2005
OPERATING ACTIVITIES
Net earnings	$324	$296
Loss from discontinued operations	29	—
Earnings from continuing operations	353	296
Adjustments to reconcile net earnings to net cash flows (used in) provided by operating activities:
Gain on disposition of assets	(2)	(10)
Gain on sale of businesses	(32)	(9)
Depreciation and amortization	389	334
Changes in operating assets and liabilities:
Trade receivables	15	(121)
Inventories	(379)	(102)
Accounts payable	3	(152)
Restructuring charges, net of cash paid	(49)	3
Taxes deferred and payable, net	(56)	(22)
Accrued pension	41	30
Accrued payroll and other compensation	34	11
Other - net	(21)	11
Cash Provided By Continuing Operations	$296	$269

INVESTING ACTIVITIES
Capital expenditures	$(360)	$(295)
Proceeds from sale of assets	25	22
Proceeds from sale of businesses	36	48
Proceeds from sale of Maytag adjacent business	49	—
Purchase of minority interest shares	(53)	—
Acquisition of businesses, net of cash acquired	(796)	(45)
Cash Used In Investing Activities of Continuing Operations	$(1,099)	$(270)

FINANCING ACTIVITIES
Proceeds of short-term borrowings, net	$492	$30
Proceeds from borrowing of long-term debt	748	—
Repayments of long-term debt	(844)	(7)
Dividends paid	(96)	(86)
Purchase of treasury stock	—	(34)
Common stock issued under stock plans	47	68
Other	31	17
Cash Provided By (Used For) Financing Activities of Continuing Operations	$378	$(12)
Cash Used In Discontinued Operations
Operating Activities	$(5)	$—
Investing Activities	(3)	—
Cash Used In Discontinued Operations	$(8)	$—
Effect of Exchange Rate Changes on Cash and Equivalents	18	(2)
Decrease in Cash and Equivalents	$(415)	$(15)
Cash and Equivalents at Beginning of Period	524	243
Cash and Equivalents at End of Period	$109	$228